UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported): August 6, 1999


                        Convergence Communications, Inc.
                        --------------------------------
             (Exact name of registrant as specified in its charter)



Nevada                               00-21143                87-0545056
------                               --------                ----------
(State or other jurisdiction of      (Commission File        (IRS Employer
incorporation)                       Number)                 Identification No.)



            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
            ---------------------------------------------------------
               (Address of principal executive offices) (Zip Code)




        Registrant's telephone number, including area code (801) 328-5618




                      Wireless Cable & Communications, Inc.
                      -------------------------------------
         (Former name or former address, if changed since last report.)


Item 5.  Other Items.

         (a) Loan Transaction. On August 6, 1999, the Company borrowed $1 million from FondElec Essential Services Growth Fund, L.P. ("FondElec"). The loan is subject to the following terms and conditions: (i) all unpaid amounts bear interest at the rate of 13% per annum, (ii) the note is due in full on November 6, 1999, (iii) if the Company closes a equity or debt financing prior to the maturity date, the Company must prepay the note to the extent the proceeds of the financing are in excess of the amounts necessary to discharge the Company's obligations to FondElec and Internexus, S.A. under the terms of their June 15, 1999 and December 23, 1998 loan agreements with the Company (the "Prior Obligations"), and (iv) the Company's repayment of the loan is subordinated to the discharge of the Prior Obligations. The Company's performance under the loan is guaranteed by Lance D'Ambrosio and Troy D'Ambrosio, officers and directors of the Company. In connection with the loan, FondElec also acquired five year warrants to purchase the Company's common shares at an exercise price, subject to adjustment based on the price for which the Company issues its securities in the future, of $8.70 per share. Under the warrant, FondElec will receive, on a monthly basis, the right to purchase the number of common shares equal to 3.5% of the principal amount of the note then outstanding, divided by $8.70. The warrants are accompanied by demand and "piggy-back" registration rights.

         FondElec is a shareholder of the Company, and, pursuant to agreements among the Company and certain of its shareholders, two of FondElec's designees currently sit on the Company's Board of Directors.

         (b) Dismissal of Suit. On August 9, 1999, the plaintiffs in the suit styled as Clearview Cable, Inc., et al. v. Convergence Communications, Inc., et al., agreed to dismiss that action, without prejudice, pursuant to the terms of a settlement agreement with the Company. See the Company's report on Form 10-QSB for the period ended March 31, 1999 for a more detailed description of the suit. Under the agreement, the Company agreed to purchase the plaintiffs' common shares in the Company (approximately 117,000 shares, subject to verification by the Company) for a price per share to be determined by the price paid by third party investors in the Company's securities on or before October 15, 1999. If the Company does not make any sales to third parties by that date, the purchase price for the plaintiffs' shares is $8.25 per share. If the price paid by any third party investor is less than $8.25 per share, the plaintiffs have the option of either accepting that lower price for their shares or terminating the settlement agreement. The agreement also provides that, on any subsequent material sale by the Company of its securities during the nine month period following the closing of the settlement agreement for a price greater than the amount per share the plaintiffs received, they will receive an additional amount equal to the difference between the subsequent sales price and their sales price, times the number of shares they sold.

Item 7.  Financial Statements and Exhibits.

         (a)      Exhibits.  N/A

         (b)      Financial Statements.  N/A


                                   CONVERGENCE COMMUNICATIONS, INC.


                                         /s/ Jerry Slovinski
                                        ----------------------------------------
                                   By:  Jerry Slovinski, Chief Financial Officer
                                   Dated:  August 12, 1999